Exhibit (10.2)

EASTMAN KODAK COMPANY

2013 OMNIBUS INCENTIVE PLAN

Award Agreement

This “Award Agreement” evidences an award of Restricted Stock Units (the “RSUs”) and/or Nonqualified Stock Options (the “Options,” and together with any RSUs, the “Award”) by the Company under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Plan”), as indicated below.  The Award is subject to all other terms set forth in the Plan and this Award Agreement.  Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

Name of Grantee:<Participant Name>

Grant Date:<Grant Date>

Number of RSUs:<Number of RSUs>

Number of Options:<Number of Options> with an Option Price of $<Price>

Vesting Schedule:

Vesting Date	Percentage Vesting
<Date 1>	33 1/3%
<Date 2>	33 1/3%
<Date 3>	33 1/3%

RSU Terms

Vesting:

The Vesting Schedule for any RSUs awarded is set forth above under “Vesting Schedule.”  The RSUs will only vest if the Grantee is continuously employed by the Company or any of its Affiliates from the Grant Date through the applicable Vesting Date, and except as otherwise determined by the Committee, any unvested RSUs will be forfeited upon any termination of employment.

Payment/Delivery:

Subject to the “Withholding” provision below, no later than 30 days after the applicable Vesting Date and, but in no event later than March 15 of the calendar year immediately following the calendar year in which the RSUs vest, the Company shall issue to the Grantee one Share (or, at the election of the Company, cash equal to the Fair Market Value thereof) for each RSU that vests on such date.

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Option Terms

Vesting:

The Vesting Schedule for any Options awarded is set forth above under “Vesting Schedule.”  The Options will only vest if the Grantee is continuously employed by the Company or any of its Affiliates from the Grant Date through the applicable Vesting Date, and except as otherwise determined by the Committee, any unvested Options will be forfeited upon any termination of employment.

Exercise:

No Option will be exercisable prior to the date on which it vests.  Upon Vesting, the Options will allow the purchase of Shares at the Option Price noted above.  Each Option provides for the ability to purchase a single Share.

Subject to the “Withholding” provision below, the Options shall be exercised by written notice or by any other method permitted by the Committee stating the number of Options to be exercised, with payment of the aggregate Option Price for the number of Options exercised.

The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant:

(i)	in cash or its equivalent (e.g., by cashier’s check);

(ii)

to the extent permitted by the Committee, in Shares previously owned by the Grantee having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee,

(iii)	any combination of the foregoing; or

(iv)	in consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan.

Under no circumstances will fractional Shares be issued; if the Grantee elects to pay the Option Price for the Shares using Shares already owned by him or her, or Shares to be received from his or her exercise of this Option and such payment involves a fraction of a Share, the remaining fraction of such Share shall be redeemed by the Company and the Company shall pay the Grantee the Fair Market Value of such fractional Share in cash in lieu of issuing such fractional Share.

Expiration Date:

Each Option will expire at the close of business on the day immediately prior to the seventh (7th) anniversary of the Grant Date, unless sooner forfeited in accordance with the terms and conditions of this Award Agreement or the Plan.

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General Terms Applicable to Both RSUs and Options

Withholding:

Pursuant to Section 16.4 of the Plan, the Company shall have the power and the right to deduct or withhold (or cause to be deducted or withheld) from any amount deliverable under the Award or otherwise (including Shares otherwise deliverable), or require the Grantee to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising in connection with this Award.

Subject to the Company’s automatic withholding right set out above, the Grantee may elect to satisfy the withholding requirement, in whole or in part:

(i)	by having the Company withhold Shares; or

(ii)	through an independent broker-dealer arrangement to sell a sufficient number of Shares;

in each case, having a Fair Market Value on the date the tax is to be determined equal to the minimum tax required to be withheld.

Grantee Rights:

The Grantee will not have any of the rights of a shareholder with respect to the Shares underlying or covered by the Award, whether or not vested, until such Shares are actually issued and delivered to the Grantee.

Change of Control:

Upon the occurrence of a Change of Control, the Committee may, but shall not be required, to make one or more of the adjustments set forth in Section 14.2 of the Plan to the Award if and to the extent that the Award is outstanding at the time of the Change of Control.

Transferability:

Except as otherwise provided by the Plan, the Award is not in any manner subject to alteration, anticipation, sale, transfer, assignment, pledge or encumbrance.

No Right to Continued Employment:

The Grantee’s receipt of the Award does not give the Grantee a right to remain in the employment of the Company.

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Data Privacy:

By accepting the Award, the Grantee agrees that any data, including the Grantee’s personal data, may be exchanged among the Company and its Affiliates to the extent the Company determines necessary or advisable to administer the Plan and the Award, as well as with any third-party engaged by the Company to administer the Plan and the Awards granted under the Plan.

Amendment:

Pursuant to Section 15.2 of the Plan, the Committee may from time to time amend this Award Agreement; provided, however, no amendment shall materially adversely impair the rights of the Grantee under this Award Agreement without the Grantee’s consent.

Miscellaneous

The RSUs described in this Award Agreement are intended to be exempt from Section 409A under the short-term deferral exception thereto and the Options described in this Award Agreement are intended to be exempt from Section 409A under the stock rights exemption thereto, and the Plan and this Award Agreement shall be interpreted and administered consistent with such intentions, and in accordance with Eastman Kodak Company’s Policy Regarding Section 409A Compliance. The Company may unilaterally amend this Award Agreement for purposes of exemption from or compliance with Section 409A if, in its sole discretion, the Company determines that such amendment would not have a material adverse effect with respect to the Grantee’s rights under this Award Agreement.  Notwithstanding the foregoing, no person connected with the Plan or the Award in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment will be applicable with respect to the Award or payments made under this Award Agreement, or that such tax treatment will apply to or be available to the Grantee.

The Award (either at the time of vesting or exercise, or otherwise) will not be includible as compensation or earnings for purposes of any benefit or compensation plan offered by the Company or its Affiliates.

The obligations of the Company pursuant hereto are subject to compliance with all applicable governmental laws, regulations, rules and administrative actions, including, but not limited to, the Securities Act of 1933, as amended, and the Exchange Act, and all rules promulgated thereunder.  In order to avoid any violations, the Committee may, at any time and from time to time, impose additional restrictions upon the Award.

By accepting the Award, the Grantee agrees to be subject to the terms and conditions of the Plan and this Award Agreement.

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